American Midstream Reports Third Quarter 2017 Results

HOUSTON, TX – November 8, 2017 – American Midstream Partners, LP (NYSE: AMID) (“American Midstream”, “AMID” or the “Partnership”) today reported financial results for the three months and nine months ended September 30, 2017.

•	Declared twenty-fifth consecutive quarterly distribution since IPO

•	Reallocated $450 million in capital with several highly accretive transactions

•	Expects pro proforma 2018 annualized Adjusted EBITDA in excess of $300 million.

Net income attributable to the Partnership was $55.9 million for the three months ended September 30, 2017 as compared to net loss of $9.0 million for the same period in 2016. The increase in net income was primarily due to gains from sale of the Propane Marketing and Services segment and from our acquisition of Main Pass Oil Gathering LLC (“MPOG”), offset by an increase in total operating and corporate expenses primarily related to non-recurring transaction and merger related costs, as well as higher interest expense.

Adjusted EBITDA was $42.3 million for the three months ended September 30, 2017, up 24% for the same period in 2016. Distributable Cash Flow (“DCF”) was $22.0 million for the three months ended September 30, 2017, up 3% compared to the same period in 2016. The increase is primarily due to higher cash distributions from our Gulf of Mexico pipeline equity investments and sponsor support, partially offset by lower cash distributions from Delta House due to a scheduled rate adjustment from materially increasing volumes and higher interest expense.

The Partnership maintained a quarterly distribution of $0.4125 per common unit, or $1.65 per common unit on an annualized basis, representing distribution coverage of approximately 1.0 times. The third quarter 2017 distribution represents the Partnership’s twenty-fifth consecutive quarterly distribution since its initial public offering and will be paid November 14, 2017 to unitholders of record on November 7, 2017.

Reconciliations of non-GAAP financial measures for gross margin, Adjusted EBITDA and DCF to Net income (loss) attributable to the Partnership are provided within this press release.

EXECUTIVE COMMENTARY

“This has been an active quarter for the Partnership with significant strides in our capital optimization program driven by a number of transactions, including a greater stake in several offshore assets and the sale of our Propane segment,” stated Lynn Bourdon III, President and Chief Executive Officer. “In approximately twelve months, we turned over 50% of the Partnership’s assets while redeploying capital at more attractive multiples to cash flow all while improving our balance sheet. Through these steps, we are working to create greater long-term value with a more predictable cash flow profile.”

“In addition, we announced another transformational event with the proposed acquisition of Southcross, a midstream company with a strong customer base in high-growth markets and infrastructure assets in our core areas. This acquisition demonstrates our disciplined and methodical approach to creating a fully integrated, larger-scale platform on which we can expand our business throughout the midstream value chain. In line with our strategic vision, this aquistion will accelerate the transformation of AMID into a fully integrated natural gas gathering, processing and transmission partnership with asset density and full value chain participation, within the Eagle Ford, the Southeast and the U.S. Gulf Coast.”

“Going forward, we plan to generate strong returns by continuing to develop our assets in key basins. The rapid pace at which we are executing against our capital redeployment plan is expected to impact our results through the 1st quarter of 2018.”

SEGMENT PERFORMANCE

Gas Gathering and Processing
Segment gross margin was $12.8 million for the three months ended September 30, 2017, up 1% as compared to the same period in 2016. The increase reflected additional NGL volumes from new contracts at our East Texas assets attributable to higher producer activity resulting in a material increase in our truck volumes and NGL production which increased 105% and 199%, respectively.

Liquid Pipelines and Services
Segment gross margin was $7.8 million for the three months ended September 30, 2017, up 3% as compared to the same period in 2016. The segment primarily benefited from an increase in volumes on our Silver Dollar Pipeline system as the Partnership continue to see increased activity from several new wells operated by our anchor producers. Additionally, the Tri-States NGL system benefited from increased volumes on Delta House and volume from other deepwater Gulf of Mexico developments that brought additional NGL volumes onshore.

Natural Gas Transportation Services
Segment gross margin was $5.4 million for the three months ended September 30, 2017, up 44% as compared to the same period in 2016. The increase was mostly driven by a 242% increase in volumes and higher rates on contracts on our MLGT and Midla systems in addition to positive operating efficiencies from the completion of the Natchez line.

Offshore Pipelines and Services
Segment gross margin was $29.3 million for the three months ended September 30, 2017, up 21% as compared to the same period in 2016. The increase was mostly due to a 27% increase in Delta House volumes and a 32% increase in Okeanos volumes. These increases are primarily due to new production from third-party platform expansions and volume increase from Viosca Knoll Gathering System.

Terminalling Services
Segment gross margin was $8.5 million for the three months ended September 30, 2017, down 21% as compared to the same period in 2016. The decrease was primarily due to a reduction in storage and utilization at our Cushing terminal and higher operating expenses. This was partially offset by an increase in throughput revenue at our refined product terminal as a result of facility enhancements from growth projects.

CORPORATE

Corporate expenses were $27.1 million for the three months ended September 30, 2017, up 23% as compared to the same period in 2016. The increase is primarily related to transaction and merger related costs associated with corporate development efforts from our capital optimization plan that is designed to increase our distributable cash flow and improve our balance sheet. Pro forma for the transaction and acquisition related costs, third quarter recurring corporate expenses were approximately $16.7 million, down 2.9% compared to the same period last year.

Interest expense was $17.8 million for the three months ended September 30, 2017 as compared to $5.8 million for the same period in 2016. The increase in interest expense is associated with higher average debt balances from our growth initiatives as well as higher average interest costs as the Partnership created a more flexible capital structure from the issuance of $300 million of Senior unsecured notes.

In conjunction with the merger agreement between AMID and JP Energy Partners, LP, affiliates of ArcLight Capital Partners, LLC (“ArcLight”), the majority owner of our general partner, have committed to providing support of $9.9 million in the third quarter of 2017 in connection with the $25.0 million support agreement. The Partnership does not foresee the need for additional support as we have substantially completed the initial phase of our capital optimization strategy.

BUSINESS HIGHLIGHTS

During the third quarter, AMID made considerable progress in executing a strategy of simplifying its businesses and growing distributable cash flow. Since June 2017, AMID has effectively reallocated over $450 million in capital in seven highly accretive transactions while also improving the Partnership’s balance sheet. In conjunction with AMID’s numerous organic growth projects, the Partnership is poised for materially higher 2018 Adjusted EBITDA and distributable cash flow.

Cayenne Joint Venture

On August 8, 2017, the Partnership announced a joint venture agreement between AMID and Targa Midstream Services LLC (“Targa”) creating Cayenne Pipeline, LLC (“Cayenne”). Cayenne will transport Y-grade NGLs from the Targa-operated Venice Energy Services Company, LLC gas processing plant (“Venice”) to Enterprise Products’ pipeline at Toca, Louisiana, for delivery to Enterprise Products’ Norco Fractionator. As part of the Cayenne joint venture, AMID is contributing an underutilized natural gas pipeline that will convert into high value, natural gas liquids service. The project is supported by a 15-year dedication for all NGL production from Targa’s 750 MMcf/d Venice plant with inlet from six offshore pipelines in the Gulf of Mexico, including the prolific deep-water Mississippi Canyon area. The pipeline will have initial capacity of over 40,000 barrels per day with the ability to throughput more than 50,000 barrels per day. AMID and Targa will each have 50% economic interests and 50% voting rights, respectively, with Targa serving as the operator of the venture. The costs of conversion and associated construction will be shared equally by AMID and Targa.

Acquisition of Panther

On August 8, 2017, the Partnership announced the acquisition of 100% of the assets in Panther Asset Management, LLC (“Panther”) for a total consideration of approximately $57 million. The consideration consisted of approximately $39 million cash from borrowings under the Partnership’s revolving credit facility and common units representing limited partner interests. The underlying assets acquired are highly complementary with AMID’s core Gulf of Mexico assets as a substantial portion of Panther’s cash flows are generated by AMID joint ventures. Consolidating Main Pass Oil and Gas and American Panther into the Partnership’s Gulf of Mexico portfolio continues the strategy of enhancing its gulf coast asset base, providing its customers with strong interconnectivity that allow for multiple product delivery points product delivery; as well as solidly position AMID as a Gulf of Mexico crude oil pipeline operator.

Closing Sale of Propane Marketing and Services

On September 5, 2017, the Partnership announced the closing of its previously announced sale of the Partnership’s Propane Marketing and Services business to SHV Energy N.V. for $170 million in cash. Through this transaction, the Partnership has divested 100% of the segment, including Pinnacle Propane’s 40 service locations; Pinnacle Propane Express’ cylinder exchange business and related logistic assets; and the Alliant Gas utility system.

Commences Crude Deliveries Into Dakota Access Pipeline

On September 25, 2017, the Partnership announced the commencement of deliveries from the Partnership’s 40,000 barrel per day Bakken crude oil gathering system near Watford City, ND into the Dakota Access Pipeline (“DAPL”).
The Partnership’s DAPL interconnect provides optionality to high-value market alternatives and take-away capabilities for gathered barrels and volume brought through AMID’s trucking terminal. The connection is strategically located to give producers access to DAPL upstream of the delivery and storage hub at Johnsons Corner.

Drop Down of Incremental Interest in Delta House

On October 2, 2017, the Partnership announced the acquisition and closing of an additional 15.5% equity interest in Delta House, a fee-based, semi-submersible floating production and processing system from affiliates of ArcLight Capital Partners, LLC, for total consideration of approximately $125.4 million. Post-closing, the Partnership and ArcLight will directly and indirectly own a 35.7% and 23.3% interest in Delta House, respectively. The purchase of additional Delta House interests is immediately accretive to Adjusted EBITDA and distributable cash flow.

Drop Down of Incremental Interest in Destin

On October 30, 2017, the Partnership announced the acquisition and closing of an additional 17.0 % equity interest in the Destin Pipeline (“Destin”) from affiliates of ArcLight, which controls the general partner of the Partnership, for a total consideration of approximately $30 million. Post-closing, the Partnership owns a 66.67% interest in Destin. The purchase of the additional interest in Destin is accretive to Adjusted EBITDA and distributable cash flow. Additional interest in Destin is an extension of the Partnership’s commitment to reallocating capital in a portfolio of interconnected, complementary assets with predictable cash flows.

Announcement of Southcross Acquisition

On November 1, 2017, the Partnership announced it has signed an agreement to acquire certain assets of Southcross Holdings, LP, and has proposed to merge Southcross Energy Partners, L.P. (NYSE: SXE) (collectively, with Southcross Holdings referred to as “Southcross”) into a wholly owned subsidiary of AMID in two separate transactions valued at approximately $815 million, including the repayment of net debt. As a result of the transactions, the pro forma partnership with an enterprise value of $3 billion is expected to generate annualized 2018 Adjusted EBITDA in excess of $300 million. The acquisition of Southcross reinforces AMID’s primary strategic objective of creating operational focus within a defined core asset footprint in high-growth U.S. basins.

Drop Down of Trans-Union

On November 6, 2017, the Partnership announced the purchase of Trans-Union which is immediately accretive to Adjusted EBITDA and distributable cash flow. This drop down represents an attractive commercial and strategic investment that will deliver long-term returns. Trans-Union is anchored with long term take-or-pay agreements, consisting of approximately 91% of Trans-Union’s FERC-regulated capacity through investment grade utilities. In addition, these assets are complementary to AMID’s existing transmission portfolio and development within the Southeast, with proximity to the Midla system, as well as offering potential bolt-on acquisition opportunities. This drop down demonstrates ArcLight’s continued support of the Partnership.

CAPITAL MANAGEMENT

As of September 30, 2017, the Partnership had approximately $1.1 billion of total debt outstanding, comprised of $709.7 million outstanding under its revolving credit facility with approximately $190.0 million of borrowings available, $293.0 million outstanding under its 8.50% senior unsecured notes and $55.2 million outstanding under its 3.77% non-recourse Senior secured notes. The Partnership had leverage of approximately 4.9 times. For the three months ended September 30, 2017, capital expenditures totaled $21.0 million, including $2.4 million of maintenance capital expenditures.

On October 2, 2017, the Partnership repurchased all of its Series D Preferred units. For the third quarter 2017, distributions for the Partnership’s Series A and C Preferred Units will be paid $2.9 million cash and $5.1 million in-kind. All Preferred Units will be paid consistent with the common limited partner units of $0.4125 per unit.

RISK MANAGEMENT

The Partnership periodically enters into risk management contracts to minimize the impact of commodity price changes associated with natural gas, natural gas liquids, crude oil and interest rates. In order to mitigate the impact of rising interest rates on floating rate debt, the Partnership has entered into $650 million in interest rate swaps at an average rate of LIBOR plus 130 basis points extending from 2017 through 2022.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Wednesday, November 8, 2017 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Date:             Wednesday, November 8, 2017
Time:            10:00 AM ET / 9:00 AM CT
Dial-In Numbers:    (844) 579-6824 (Domestic toll-free)
(763) 488-9145 (International)
Conference ID:        9489529

Webcast URL:        www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” “Operating Margin,” “Segment Operating Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures. In addition, a “Note About Non-GAAP Financial Measures” is set forth in a later section in this press release.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific onshore and offshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 4,000 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 100,000 Bbl/d of crude oil and 240 MMcf/d of natural gas; and terminal sites with approximately 6.7 million Bbls of storage capacity. For more information about American Midstream Partners, LP, visit www.americanmidstream.com.

Investor Contact

Mark Buscovich, (346) 241-3467
mbuscovich@americanmidstream.com

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of 2017 financial performance, consummation of transactions, operational volumetrics and improvements, growth projects, distributions, cash flows and capital expenditures. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “guidance,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “potential,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Additional risks include the following: the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction, the ability of American Midstream to successfully integrate SXE’s operations and employees and realize anticipated synergies and cost savings, actions by third parties, the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, and the ability to achieve revenue and other financial growth, and volatility in the price of oil, natural gas, and natural gas liquids and the credit market. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the Securities and Exchange Commission (“SEC”). See our “Risk Factors” and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 28, 2017 and in our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

Additional Information and Where to Find it
This communication relates to a proposed business combination between AMID and SXE. In connection with the proposed transaction, AMID and/or SXE expect to file a proxy statement/prospectus and other documents with the Securities and Exchange Commission (“SEC”).
WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
Any definitive proxy statement(s) (if and when available) will be mailed to unitholders of SXE. Investors and security holders will be able to obtain these materials (if and when they are available) free of charge at the SEC’s website, www.sec.gov. In addition, copies of any documents filed with the SEC may be obtained free of charge from SXE’s internet website for investors at http://investors.southcrossenergy.com, and from AMID’s investor relations website at http://www.americanmidstream.com/investorrelations. Investors and security holders may also read and copy any reports, statements and other information filed by AMID and SXE with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participation in the Solicitation of Votes
American Midstream and Southcross Energy and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding Southcross Energy’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 9, 2017. Information regarding American Midstream’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands except unit amounts)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$6,739	$5,666
Property, plant and equipment, net	1,140,826	1,066,608
Intangible assets, net	194,456	205,071
Investments in unconsolidated affiliates	334,026	291,987
Other assets, net	347,160	643,230
Assets of discontinued operations	—	136,759
Total assets	$2,023,207	$2,349,321
Liabilities, Equity and Partners’ Capital
Current portion of long-term debt	$1,234	$5,438
3.77% Senior secured notes (Non-recourse)	55,186	55,979
8.50% Senior unsecured notes	293,007	291,309
Revolving credit facility	709,652	888,250
Other liabilities, net	175,675	174,607
Liabilities of discontinued operations	—	14,491
Convertible preferred units	343,579	334,090
Partners’ capital
General Partner interests (953 thousand and 680 thousand units issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	(86,224)	(47,645)
Limited Partner interests (52,850 thousand and 51,351 thousand units issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	517,081	616,087
Accumulated other comprehensive income (loss)	2	(40)
Noncontrolling interests	14,015	16,755
Total liabilities, equity and partners’ capital	$2,023,207	$2,349,321

American Midstream Partners, LP and Subsidiaries
Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue	$162,887	$159,579	$488,431	$415,082
Gain (loss) on commodity derivatives, net	(597)	324	(33)	(1,929)
Total revenue	162,290	159,903	488,398	413,153
Operating expenses:
Purchases of natural gas, NGLs and condensate	112,398	107,249	342,886	270,712
Direct operating expenses	20,705	17,571	56,819	53,872
Corporate expenses	27,083	22,103	84,570	60,945
Depreciation, amortization and accretion expense	26,781	22,668	78,834	65,937
(Gain) loss on sale of assets, net	(4,061)	36	(4,064)	297
Total operating expenses	182,906	169,627	559,045	451,763
Operating loss	(20,616)	(9,724)	(70,647)	(38,610)
Other income (expense), net:
Interest expense	(17,759)	(5,830)	(51,037)	(24,723)
Other (expense) income, net	34,085	(1)	32,248	245
Earnings in unconsolidated affiliates	16,827	10,468	49,781	29,513
Income (loss) from continuing operations before income taxes	12,537	(5,087)	(39,655)	(33,575)
Income tax expense	(731)	(401)	(2,611)	(1,839)
Income (loss) from continuing operations	11,806	(5,488)	(42,266)	(35,414)
Income (loss) from discontinued operations, including gain on disposition	44,696	(2,310)	42,185	7,532
Net income (loss)	56,502	(7,798)	(81)	(27,882)
Less: Net income attributable to noncontrolling interests	621	1,241	3,386	2,192
Net income (loss) attributable to the Partnership	$55,881	$(9,039)	$(3,467)	$(30,074)

General Partner's interest in net income (loss)	$697	$(31)	$(98)	$(235)
Limited Partners' interest in net income (loss)	$55,184	$(9,008)	$(3,369)	$(29,839)

Distribution declared per common unit	$0.4125	$0.4125	$1.2375	$1.2975
Limited Partners’ net loss per common unit:
Basic and diluted:
Income (loss) from continuing operations	$0.05	$(0.29)	$(1.36)	$(1.14)
Income (loss) from discontinued operations	0.86	(0.05)	0.81	0.15
Net income (loss)	$0.91	$(0.34)	$(0.55)	$(0.99)
Weighted average number of common units outstanding:
Basic and diluted	52,013	51,310	52,013	51,310

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine months ended September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(81)	$(27,882)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	88,700	78,168
Gain on acquisition	(32,383)	—
(Gain) loss on sale of assets and discontinued operations	(50,580)	2,247
Unrealized loss on derivatives contracts, net	2,818	1,803
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed	14,894	29,723
Net cash provided by operating activities	23,368	84,059

Cash flows from investing activities
Acquisitions, net of cash acquired and settlements	(71,383)	(2,676)
Investments in unconsolidated affiliates	(49,828)	(114,007)
Additions to property, plant and equipment	(65,026)	(85,652)
Proceeds from sale of business and assets, net of cash on hand	167,979	11,761
Restricted cash	302,736	(43,691)
Other cash flows from investing activities, net	8,333	33,284
Net cash provided by (used in) investing activities	292,811	(200,981)

Cash flows from financing activities
Proceeds from issuance of common units, net of offering costs	—	2,910
Proceeds from 3.77% Senior secured Notes	—	60,000
Payments on 3.77% Senior secured Notes	(1,351)	—
Unitholder distributions for common control transactions	(75,572)	—
Borrowings on credit agreement	367,809	317,243
Payments on credit agreement	(546,408)	(172,650)
Other cash flow from financing activities, net	(59,584)	(85,921)
Net cash provided by (used in) financing activities	(315,106)	121,582

Net increase in cash and cash equivalents	1,073	4,660

Cash and cash equivalents
Beginning of period	5,666	1,987
End of period	$6,739	$6,647

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net income (loss) attributable to the Partnership to
Adjusted EBITDA and Distributable Cash Flow
(Unaudited, in thousands)

	Three months ended September 30,				Nine months ended September 30,
	2017		2016		2017		2016
Reconciliation of Net income (loss) attributable to the Partnership to Adjusted EBITDA:
Net income (loss) attributable to the Partnership	$55,881		$(9,039)		$(3,467)		$(30,074)
Add:
Depreciation, amortization and accretion expense	26,685		22,668		78,173		65,937
Interest expense	14,959		5,014		43,769		22,395
Debt issuance costs	119		2,512		2,235		3,987
Unrealized (gain) loss on derivatives, net	324		(3,175)		2,384		2,431
Non-cash equity compensation expense	845		1,234		6,077		4,285
Transaction expenses	10,470		4,983		31,155		9,145
Income tax expense	731		401		2,611		1,839
Distributions from unconsolidated affiliates	20,582		22,720		58,976		62,797
General Partner contribution	9,870		—		34,614		5,000
Deduct:
Earnings in unconsolidated affiliates	16,827		10,468		49,781		29,513
Discontinued operations	44,789		2,323		36,464		(7,561)
Gain on revaluation of equity interest	32,383		—		32,383		—
Other, net	91		409		257		355
Gain (loss) on sale of assets, net	4,061		(36)		4,064		(297)
Adjusted EBITDA	$42,315		$34,154		$133,578		$125,732
Deduct:
Interest expense	14,970		7,109		43,559		13,117
Maintenance capital	2,449		1,974		6,570		3,843
Series A, C and D Cash Payment	2,870		3,751		16,311		3,751
Distributable Cash Flow	$22,026		$21,320		$67,138		$105,021

Limited Partner Distributions	22,058		24,874		68,361		76,656

Distribution Coverage	1.0	x	0.9	x	1.0	x	1.4	x

American Midstream Partners, LP and Subsidiaries
Reconciliation of Total Gross Margin to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Reconciliation of Segment Gross Margin to Net income (loss) attributable to the Partnership
Gas Gathering and Processing Services	$12,761	$12,627	$36,663	$37,586
Liquid Pipelines and Services	7,808	7,600	21,209	23,829
Natural Gas Transportation Services	5,356	3,709	17,106	13,115
Offshore pipelines and services	29,312	24,126	80,738	57,947
Terminalling Services	8,509	10,731	30,429	31,760
Total Segment Gross margin	63,746	58,793	186,145	164,237
Less:
Direct operating expenses	17,274	14,695	47,316	45,999
Total Operating margin	46,472	44,098	138,829	118,238
Plus:
Gain (loss) on commodity derivatives, net	(597)	324	(33)	(1,929)
Less:
Corporate Expenses	27,083	22,103	84,570	60,945
Depreciation, amortization and accretion expense	26,781	22,668	78,834	65,937
Gain (loss) on sale of assets, net	(4,061)	36	(4,064)	297
Interest expense	17,759	5,830	51,037	24,723
Other income (expense), net	(34,085)	1	(32,248)	(245)
Other, net	(139)	(1,129)	322	(1,773)
Income tax expense	731	401	2,611	1,839
(Income) loss from discontinued operations, including gain on sale of disposition	(44,696)	2,310	(42,185)	(7,532)
Net income attributable to noncontrolling interest	621	1,241	3,386	2,192
Net income (loss) attributable to the Partnership	$55,881	$(9,039)	$(3,467)	$(30,074)

American Midstream Partners, LP and Subsidiaries
Segment Financial and Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Segment Financial and Operating Data:
Gas Gathering and Processing Services segment
Financial data:
Segment gross margin	$12,761	$12,627	$36,663	$37,586
Less: Direct operating expenses	8,655	7,856	24,766	25,344
Segment operating margin	$4,106	$4,771	$11,897	$12,242
Operating data:
Average throughput (MMcf/d)	201.0	211.0	205.0	218.0
Average plant inlet volume (MMcf/d)	94.9	103.7	100.0	103.0
Average gross NGL production (Mgal/d)	324.3	181.7	340.0	240.0
Average gross condensate production (Mgal/d)	57.5	87.1	73.0	81.0

Liquid Pipelines and Services segment
Financial data:
Segment gross margin	$7,808	$7,600	$21,209	$23,829
Less: Direct operating expenses	2,438	2,617	7,137	8,186
Segment operating margin	$5,370	$4,983	$14,072	$15,643
Distributions:
Tri-States/Wilprise	$2,018	$1,418	$5,036	$2,510
Operating data:
Average Tri-States/Wilprise throughput (MBbls/d)	85.6	63.4	87.1	73.4
Average Other Liquid Pipelines throughput (MBbls/d)	35.4	30.4	33.8	31.1

Natural Gas Transportation Services segment
Financial data:
Segment gross margin	$5,356	$3,709	$17,106	$13,115
Less: Direct operating expenses	2,240	1,324	5,403	4,515
Segment operating margin	$3,116	$2,385	$11,703	$8,600
Operating data:
Average throughput (MMcf/d)	423.0	517.0	407.0	461.0

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Offshore Pipelines and Services segment
Financial data:
Segment gross margin	$29,312	$24,126	$80,738	$57,947
Less: Direct operating expenses	3,940	2,898	10,010	7,954
Segment operating margin	$25,372	$21,228	$70,728	$49,993
Distributions:
Destin/Okeanos	$7,882	$6,752	$26,667	$15,383
Delta House	10,283	13,753	26,173	42,113
Other	400	797	1,100	2,792
Total	$18,565	$21,302	$53,940	$60,288
Operating data:
AMID Average throughput (MMcf/d)	257.0	467.0	328.0	464.0
Average Destin/Okeanos throughput (MDth/d)	1,106.5	1,146.3	1,114.4	1,190.0
Average Delta House throughput (MBOE/d)	122.8	96.4	113.8	94.6
Average Other throughput (MBbls/d)	13.2	25.4	20.2	29.8

Terminalling Services segment
Financial data:
Segment revenue	$13,087	$14,443	$47,544	$46,216
Less: Cost of Sales	1,146	836	7,612	6,583
Direct operating expenses	3,432	2,876	9,503	7,873
Segment operating margin	$8,509	$10,731	$30,429	$31,760
Operating data:
Contracted Capacity (Bbls)	4,759,978	5,224,067	5,066,337	4,920,533
Design Capacity (Bbls) *	5,400,800	5,342,467	5,400,800	5,098,022
Storage utilization	88.1%	97.8%	93.8%	96.5%
Terminalling and Storage throughput (Bbls/d)	60,002	55,675	59,005	58,073

* Excludes our Cushing Facility

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, segment gross margin, operating margin and Adjusted EBITDA are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider gross margin, operating margin, or Adjusted EBITDA in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Gross margin, operating margin and Adjusted EBITDA may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus depreciation, amortization and accretion expense, interest expense, debt issuance costs, unrealized (gains) losses on derivatives, non-cash charges such as non-cash equity compensation expense, and charges that are unusual such as transaction expenses primarily associated with our acquisitions (such as JPE, Viosca Knoll, Delta House and Panther), income tax expense, distributions from unconsolidated affiliates and general partner’s contribution, less earnings in unconsolidated affiliates, discontinued operations, gains (losses) that are unusual such as gain on revaluation of equity interest, other, net, and gain (loss) on sale of assets, net.

In this release, we present projected Adjusted EBITDA guidance for 2018.  We are unable to project net income (loss) attributable to the Partnership to provide the related reconciliations of projected Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP, because the impact of changes in distributions from unconsolidated affiliates, operating assets and liabilities, the volume and timing of payments received and utilized from our customers are out of our control and cannot be reasonably predicted. We provide a range for the forecast of Adjusted EBITDA to allow for the variability in gain (loss) on sale of assets, timing of cash receipts and disbursements, customer utilization of our assets, interest expense and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of Adjusted EBITDA to projected net income (loss) attributable to the Partnership is not available without unreasonable effort.”

DCF is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less interest expense, normalized maintenance capital expenditures, and distributions related to the Series A, Series C, and Series D convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and gross margin are metrics that we use to evaluate our performance.

We define segment gross margin in our Gas Gathering and Processing Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives, construction and operating management agreement income and the cost of natural gas, and NGLs and condensate purchased.

We define segment gross margin in our Liquid Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives and the cost of crude oil purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Natural Gas Transportation Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Offshore Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminalling Services segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

Gross margin is a supplemental non-GAAP financial measure that we use to evaluate our performance. We define gross margin as the sum of the segment gross margins for our Gas Gathering and Processing Services, Liquid Pipelines and Services, Natural Gas Transportation Services, Offshore Pipelines and Services and Terminalling Services segments. The GAAP measure most directly comparable to gross margin is Net income (loss) attributable to the Partnership.